Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

THE RESTATED CERTIFICATE OF INCORPORATION

OF

INTERNATIONAL ASSETS HOLDING CORPORATION

INTERNATIONAL ASSETS HOLDING CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 26, 1987.

SECOND: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Restated Certificate of Incorporation as follows:

1. Article 4(a) shall be amended to remove the following provisions in their entirety:

“(a) Number and Class of Shares Authorized: Par Value. The Corporation is authorized to issue the following shares of capital stock:

(i) Common Stock. The aggregate number of shares of common stock which the Corporation shall have authority to issue is 17,000,000 with a par value of $0.01 per share.

(ii) Preferred Stock: The aggregate number of shares of preferred Stock which the Corporation shall have the authority to issue is 1,000,000 with a par value of $0.01 per share.”

2. Article 4(a) shall be amended to add the following provisions in their entirety in the place of the removed provisions of Article 4(a):

“(a) Number and Class of Shares Authorized: Par Value. The Corporation is authorized to issue the following shares of capital stock:

(i) Common Stock. The aggregate number of shares of common stock which the Corporation shall have authority to issue is 30,000,000 with a par value of $0.01 per share.

(ii) Preferred Stock: The aggregate number of shares of preferred Stock which the Corporation shall have the authority to issue is 1,000,000 with a par value of $0.01 per share.”

3. Article 7 shall be amended to remove the following provision in its entirety:

“A vote of at least seventy-five percent (75%) of the shares of common stock is required to remove or change the Chairman of the Board.”

4. Article 7 shall be amended to add the following provisions in the place of the removed provision of Article 7:

“7. Board of Directors.

(a) The number of directors of the Corporation shall be as follows:

(i) The number of directors of the Corporation shall be fixed at thirteen (13) until the first annual meeting of shareholders that occurs after December 31, 2011 (the “2012 Annual Meeting”);

(ii) The number of directors of the Corporation shall be reduced to, and fixed at, eleven (11) commencing as of the 2012 Annual Meeting and continuing until the first annual meeting of shareholders that occurs after December 31, 2012 (the “2013 Annual Meeting”);

(iii) The number of directors of the Corporation shall be reduced to, and fixed at, nine (9) commencing as of the 2013 Annual Meeting, and shall thereafter be fixed from time to time by resolution of the Board of Directors, provided, however that the number of directors fixed by the Board of Directors shall not be less than five (5) or more than twenty-five (25).

(b) Until the 2013 Annual Meeting, the Board of Directors shall be classified, with respect to the time for which they severally hold office, into three classes, designated as Class I, Class II and Class III. The number of directors in each Class shall be as follows:

(i) Until the 2012 Annual Meeting, Class I shall have four (4) members, Class II shall have four (4) members; and Class III shall have five (5) members;

(ii) Commencing as of the 2012 Annual Meeting and continuing until the 2013 Annual Meeting, Class I shall have four (4) members, Class II shall have four (4) members; and Class III shall have three (3) members.

(c) The members of Class I shall initially serve for a term expiring at the first annual shareholders meeting that occurs after December 31, 2009 (the “2010 Annual Meeting”), and shall thereafter serve for a term expiring at the 2013 Annual Meeting.

(d) The members of Class II shall initially serve for a term expiring at the first annual shareholders meeting that occurs after December 31, 2010 (the “2011 Annual Meeting”), and shall thereafter serve for a term expiring at the 2013 Annual Meeting.

(e) The members of Class III shall initially serve for a term expiring at the 2012 Annual Meeting, and shall thereafter serve for a term expiring at the 2013 Annual Meeting.

(f) Commencing as of the 2013 Annual Meeting, the Board of Directors shall no longer be classified, and directors elected at any annual meeting of shareholders shall serve until the next annual meeting of shareholders and until their respective successors shall be duly elected and qualified or until their respective earlier resignation or removal.

(g) Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next annual meeting of stockholders.”

THIRD: Thereafter, pursuant to a resolution by the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the corporation for their consideration and was duly adopted and approved in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware at a special meeting of the stockholders.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of this 30th day of September, 2009.

INTERNATIONAL ASSETS HOLDING CORPORATION

By:	/S/ SEAN M. O’CONNOR
Sean M. O’Connor, Chief Executive Officer